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                                  EXHIBIT 2.2

          Reference is made to the Agreement and Plan of Merger among Park Acquisitions, Inc., Park Acquisitions Subsidiary, Inc. and the Registrant dated as of October 25, 1994 (the "Merger Agreement") attached as Exhibit
2.0 to the quarterly report on Form 10-Q for the period ended September 30, 1994, filed by the Registrant on November 9, 1994. Pursuant to Item 601(b)(2) of Regulation S-K, the following briefly identifies the contents of all schedules to the Merger Agreement omitted from that filing and which are not otherwise disclosed in the Merger Agreement.

     1.   Subsidiaries
     2.   Ownership Interests
     3.   Schedule of Agreements
     4.   Certain Events
     5.   Litigation
     6.   Benefit Plans and Employee Matters
     7.   Tax Matters
     8.   FCC Regulatory Matters
     9.   Environmental
     10.  Credit Agreements, Notes, Bonds, etc.
     11.  Title to Properties
     12.  Intellectual Property
     13.  Capital Expenditures
     14.  Executive Benefit Plans and Agreements
     15.  Noncompetition Agreements
     16.  FCC Licenses
     17.  Broadcast Stations

          The Registrant hereby agrees to furnish supplementally a copy of any of the aforementioned omitted schedules to the Commission upon request.



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